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                                                                    EXHIBIT 99.1


FINANCIAL CONTACT:         JAMES S. GULMI (615) 367-8325
GENESCO MEDIA CONTACT:     CLAIRE S. MCCALL (615) 367-8283

                GENESCO REPORTS FIRST QUARTER FISCAL 2006 SALES
                   AND REAFFIRMS EARNINGS PER SHARE GUIDANCE
                 --Q1 NET SALES INCREASE 27% TO $286 MILLION--
      --COMPANY REITERATES Q1 EPS GUIDANCE TO A RANGE OF $0.25 TO $0.26--
                 --COMPANY ANNOUNCES ANTICIPATED SETTLEMENT OF
                    PREVIOUSLY DISCLOSED CLASS ACTION SUIT--

NASHVILLE, Tenn., May 11, 2005 --- Genesco Inc. (NYSE: GCO) today reported net sales of $286 million for the first quarter ended April 30, 2005, compared to $226 million for the same period last year. The Company also reported that Journeys' same store sales increased 7%, Hat World's same store sales rose 7%, Underground Station Group's same store sales increased 9% with Underground Station stores up 11%, and Johnston & Murphy reported a same store sales gain of 3%. The Company said that it remains comfortable with its previously announced first quarter earnings per share guidance of between $0.25 and $0.26, versus $0.24 for the same period a year ago.

         The Company said that its reaffirmation of guidance reflects charges of $1.6 million, or $0.06 per share, after taxes, associated with the anticipated settlement of a previously disclosed class action lawsuit. The lawsuit, brought on behalf of managers and assistant managers of its California retail stores, alleges violations of California wages and hours laws and other employment laws and regulations. The anticipated settlement is subject to negotiation of a definitive settlement agreement, class certification and court approval, among other conditions, and may be terminated at the Company's option if more than 5% of the class members elect not to participate in the settlement.

            Hal N. Pennington, Genesco chairman, president and chief executive officer, commented, "These strong results represent a great way to start the new fiscal year. Our positive momentum continues and we are encouraged about our prospects."

         Genesco plans to announce its first quarter fiscal 2006 earnings and host its quarterly conference call on May 26, 2005.


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            This release contains forward-looking statements, including those regarding the Company's sales and earnings outlook and all other statements not addressing solely historical facts or present conditions. Actual results could turn out materially different from the expectations reflected in these statements. A number of factors could cause differences. These include completion of the Company's quarterly procedures relating to reporting results for the first quarter of fiscal 2006, weakness in consumer demand for products sold by the Company, fashion trends that affect the sales or product margins of the Company's retail product offerings, changes in buying patterns by significant wholesale customers, limitations in product supply or disruptions in distribution, unfavorable trends in foreign exchange rates and other factors affecting the cost of products, changes in business strategies by the Company's competitors, the ability to open, staff and support additional retail stores on schedule and at acceptable expense levels and to renew leases in existing stores on schedule and at acceptable expense levels, variations from expected pension-related charges caused by conditions in the financial markets, and the outcome of litigation and environmental matters involving the Company. Forward-looking statements reflect the expectations of the Company at the time they are made. The Company disclaims any obligation to update such statements.

         Genesco Inc., a Nashville-based specialty retailer, sells footwear, headwear and accessories in more than 1,600 retail stores in the United States and Canada, principally under the names Journeys, Journeys Kidz, Johnston & Murphy, Underground Station, HATWORLD, LIDS, Hat Zone, Cap Factory, Head Quarters and Cap Connection, and on internet websites www.journeys.com , www.johnstonmurphy.com, www.lids.com, www.hatworld.com, and www.lidscyo.com. The Company also sells footwear at wholesale under its Johnston & Murphy brand and under the licensed Dockers brand. Additional information on Genesco and its operating divisions may be accessed at its website www.genesco.com.